SECURITIES AND EXCHANGE COMMISSION

                            Washington, DC  20549




                                   FORM 8-K



                                CURRENT REPORT




    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): January 24, 1994





                              NYNEX CORPORATION





 A Delaware          Commission File          I.R.S. Employer Identification
 Corporation         Number 1-8608            No. 13-3180909




            1113 Westchester Avenue, White Plains, New York  10604

                       Telephone number (914) 644-6400


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Form 8-K                                              NYNEX Corporation
January 24, 1994


ITEM 5.  Other Events.

         NYNEX Corporation (the "Company") had a net loss of $394.1 million, or ($.95) per share in 1993, compared with net income of $1,311.2 million, or $3.20 per share, in 1992.

         The 1993 results include after-tax charges of $1.6 billion.
         $1.4 billion of these charges were for business restructuring, primarily related to efforts to redesign operations to improve efficiency and customer service, including consolidation of work locations and lease terminations, retraining employees, relocation expenses, systems re-engineering, and other incremental costs associated with work force reductions, including $700 million after-tax for severance and postretirement medical costs for employees leaving the Company through 1996. The Company expects to reduce its work force by approximately 16,800 employees by the end of 1996. Included in the after-tax charges is $121.7 million for the adoption of Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits", effective January 1, 1993, and $49 million for the reversal of deferred pension costs at New York Telephone Company, as ordered by the New York State Public Service Commission.

         Operating revenues were $13,407.8 million for 1993, up 1.7 percent from $13,182.5 million for 1992. Operating expenses in 1993 were $13,074.5 million. Excluding the effect of business restructuring and other charges, operating expenses for 1993 increased 2.1 percent from 1992.

         The Company's operating revenues and operating income by segment for the year ended December 31, 1993 are as follows:

                                         Operating            Operating
                                         Revenues              Income

        Telecommunications               $11,525.8             $967.2
        Cellular                             440.5                1.4
        Publishing                           872.2               52.2
        Financial Services                   101.8               38.9
        Other Diversified Operations         467.5             (384.8)
                                          ________             _______
                                          13,407.8              674.9

        Adjustment and eliminations          -                   14.9
        Corporate Expenses                   -                 (356.5)
                                         _________             _______
                                         $13,407.8             $333.3



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                                    - 3 -


Form 8-K                                              NYNEX Corporation
January 24, 1994

         There were 16,129,747 access lines in service at December 31, 1993, an increase of 2.7 percent over the same period last year. The ratio of earnings to fixed charges, which reflects the effect of the restructuring charges, was .42 for the year ended December 31, 1993.

         On February 17, 1994, the Board of Directors of the Company approved a special pension enhancement to the NYNEX Management Pension
         Plan. Eligible management employees who choose to retire through December 31, 1996 will be credited with an additional six years toward their age and six years toward their length of service for the purpose of determining pension eligibility and benefits. This enhancement, which will be offered at different times through 1996 according to local force requirements, is expected to help the Company reduce the management portion of its work force. Any additional charges related to the pension enhancement will be recorded through 1996 as employees choose to retire under the plan.

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                                    - 4 -



Form 8-K                                              NYNEX Corporation
January 24, 1994



                                  SIGNATURES




    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                      NYNEX Corporation




                                      By           P. M. Ciccone
                                                   P. M. Ciccone
                                          Vice President and Comptroller













February 28, 1994